Exhibit 10.4
SECOND ADDENDUM TO AGREEMENT OF SUBLEASE
          SECOND ADDENDUM TO AGREEMENT OF SUBLEASE (this “Second Addendum”), dated as of December 20, 2010, between Harris Interactive Inc., with an address at 60 Corporate Woods, Rochester, NY 14623 (“Sub-Sublandlord”) and The Interpublic Group of Companies, Inc., with an address at 1114 Avenue of the Americas, New York, NY 10036 (“Subtenant”).
          WHEREAS, Sub-Sublandlord and McCann Erickson, Inc. (“Assignor”), entered into an Agreement of Sublease, dated as of February, 2007, as amended by the First Addendum to Agreement of Sublease, dated as of May 13, 2010, for certain premises located at 161 Avenue of the Americas, New York, NY (the “Sublease”); and
          WHEREAS, Assignor assigned the Sublease to Subtenant, by an Assignment and Assumption of Sublease, dated as of June 24, 2010; and
          WHEREAS, Sub-Sublandlord has tendered to Subtenant a statement for utilities with respect to the Original Sub-Sublease Premises for the period June 2007 through April 2010 (the “Applicable Period”), dated as of June 6, 2010, a copy of which is annexed hereto as Exhibit A, which Subtenant disputes (the “Utility Dispute”); and
          WHEREAS, the parties hereto wish to resolve the Utility Dispute and amend the Sublease to reflect the substance of the resolution.
          NOW, THEREFORE, in consideration of the mutual covenants herein contained, Sub-Sublandlord and Subtenant covenant and agree as follows:
          1. Capitalized terms used in this Second Addendum and not otherwise defined herein have the meanings given to them in the Sublease.
          2. In the interest of resolving the Utility Dispute, Sub-Sublandlord and Subtenant agree that Subtenant shall pay Sub-Sublandlord $38,591.94 in full satisfaction of its obligation for utilities with respect to the Original Sub-Sublease Premises for the Applicable Period simultaneously with the execution of this Second Addendum.
          3. Article 4A. of the Sublease is hereby deleted and replaced in its entirety with the following:
     “A. Utilities. (a) Subtenant shall pay for all utilities, including electricity, gas, water, and telephone service furnished to the Sub-Sublease Premises as set forth herein. So long as utilities are billed by the Sublandlord or Master Landlord, directly or indirectly, to Sublandlord and, in turn, to the Sub-Sublandlord based upon the consumption measured to the Sublease Premises subject to the McCall-Harris Sublease, and so long as the square footage of the Sublease Premises and the Sub-Sublease Premises remain unchanged, Subtenant shall pay to Sub-Sublandlord for such utilities 49.58% of the amount paid by Sub-Sublandlord. In the event that the square footage of either the Sublease Premises or the Sub-Sublease Premises changes, this percentage shall change proportionately.
     (b) Sub-Sublandlord shall supply Subtenant with electricity to the Sub-Sublease Premises to the same extent and subject to the terms and conditions set forth in Paragraph TENTH of the Master Lease; provided however, that Sub-Sublandlord shall have no liability for failure to deliver electricity to Subtenant unless such failure is due to Sub-Sublandlord’s intentional act. If Subtenant shall desire any change or increase in the nature or any such utility services, Sub-Sublandlord’s sole obligation shall be to use reasonable efforts to cause the Master Landlord to provide such changes in such utility services requested by Subtenant, and Subtenant, shall, on demand, pay or reimburse Sub-Sublandlord for all reasonable costs, charges or expenses incurred by Sub-Sublandlord in causing Master Landlord to provide such services and in the cost for providing such services. Sub-Sublandlord shall have no obligation to alter existing lines or equipment providing distribution of electricity throughout the Sub-Sublease Premises. Subtenant shall be solely responsible for any alterations to the existing lines or equipment made necessary by Subtenant’s alterations to the Sub-Sublease Premises or otherwise required due to Subtenant’s particular use of the Sub-Sublease Premises; provided however, that any such alterations shall be subject to the prior approval of Sub-Sublandlord, Sublandlord and Master Landlord in accordance with Paragraph 9 below.
     (c) The term Sub-Sublease Premises as used in this Article 4A shall refer to both the Original Sub-Sublease Premises and the Additional Sub-Sublease Premises.”
          4. Each of Sub-Sublandlord and Subtenant represents and warrants to the other that to its best knowledge as of the date hereof: (i) except for this Second Addendum, there are no amendments, modifications, or other oral or written agreements that amend or modify the Sublease, and (ii) neither party is in default in the performance of its respective obligations under the Sublease, and no facts, circumstances or conditions exist that constitute such a default or that with the giving of notice or the passage of time would constitute such a default.
          5. All of the Exhibits attached to this Second Addendum are incorporated in and made a part of this Second Addendum. As used in this Second Addendum: (i) the words “include”, “includes”, or “including” are deemed followed by the words “without limitation”, (ii) all Section and Exhibit references, unless otherwise stated, are references to the Sections and Exhibits of this Second Addendum, (iii) if a financial obligation is stated to be at a party’s expense, such obligation will be at that party’s sole cost and expense, and (iv) the word “will” has the same meaning as the word “shall”, and (v) all periods of time are inclusive of their respective commencement and ending dates, and commence at 12:00 a.m. Eastern Time on the commencement date and end at 11:59 p.m. Eastern Time on the ending date. The captions used in this Second Addendum are inserted only as a matter of convenience and for reference and do not define, limit or describe the scope or intent of this Second Addendum. The provisions of this Second Addendum shall supersede any inconsistent provisions in the Sublease.
          6. Except for the payment due hereunder, Sub-Sublandlord hereby releases and discharges Subtenant and Assignor from and against any and all claims for utilities provided to Subtenant with respect to the Sub-Sublease Premises, including the Original Sub-Sublease Premises and Additional Sub-Sublease Premises during the Applicable Period.
          7. Each party hereto represents to the other that, to the respective party’s knowledge, the other party is not in default of any of its respective obligations under the Sublease and no event has occurred, which, with the passage of time or the giving of notice, or both, would constitute a default thereunder.
          8. Except as modified by this Second Addendum, the Sublease and all covenants, agreements, terms and conditions thereof shall remain in full force and effect and are hereby in all respects ratified and confirmed.
          9. The Sublease, as amended by this Second Addendum, constitutes the entire understanding between the parties hereto with respect to the Sub-Sublease Premises and may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.
          10. This Second Addendum shall not be binding upon or enforceable against either Sub-Sublandlord or Subtenant unless, and until, Sub-Sublandlord and Subtenant, each in its sole discretion, shall have executed and unconditionally delivered to the other an executed counterpart of this Second Addendum.
     IN WITNESS WHEREOF, Sub-Sublandlord and Subtenant have executed this Second Addendum as of December 20, 2010.

Sub-Sublandlord:	Harris Interactive Inc.

By:	/s/ Marc H. Levin
	Name:	Marc H. Levin
	Title:	EVP, General Counsel & Corporate Secretary

Subtenant:	The Interpublic Group of Companies, Inc.

By:	/s/ Nicholas J. Camera
	Name:	Nicholas J. Camera
	Title:	Senior Vice President

Exhibit A
Invoice